EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements (No. 333-143483 and No. 333-147735) on Form S-3 and in the registration statements (No. 333-147734, No. 333-156341 and No. 333-156338) on Form S-8 of Smart Balance, Inc and subsidiaries (the Company) of our report dated March 19, 2007, relating to our audit of the consolidated financial statements of GFA Holding, Inc and Subsidiary as of December 31, 2006 and for the year then ended which report appears in the December 31, 2008 annual report on Form 10-K/A, Amendment No.1, of Smart Balance, Inc.

/s/ McGladrey & Pullen, LLP
July 24, 2009